Exhibit 99.1

FOR IMMEDIATE RELEASE

May 4, 2005

NEWS RELEASE

Thomas J. Noe	Mel E. Green
Executive Vice President	President and Chief Executive Officer
Peoples Community Bancorp, Inc.	PFS Bancorp, Inc.
6100 West Chester Road	Second and Bridgeway Streets
West Chester, Ohio 45069	Aurora, Indiana 47001
(513) 870-3530	(812) 926-0631

Peoples Community Bancorp, Inc. and

PFS Bancorp, Inc. Sign Merger Agreement

Cincinnati, Ohio – Peoples Community Bancorp, Inc., parent of Peoples Community Bank, (NASDAQ “PCBI”) and PFS Bancorp, Inc. (NASDAQ “PBNC”), parent of Peoples Federal Savings Bank, jointly announced today the signing of a definitive agreement and plan of merger whereby Peoples Community Bancorp, Inc. will acquire PFS Bancorp, Inc.  Peoples Federal Savings Bank operates three offices in the Southeast Indiana communities of Aurora, Rising Sun, and Vevay, offering a wide range of bank products and services.

Under the terms of the agreement Peoples Community will pay $23.00 in cash for each of the outstanding common shares of PFS, resulting in aggregate merger consideration of approximately $33.8 million.

The merger is expected to be consummated in the fourth quarter of 2005, pending approval by PFS shareholders, receipt of regulatory approvals and other customary conditions of closing.

At March 31, 2005, PFS had total assets of $133.8 million, deposits of $90.2 million and shareholders’ equity of $20.5 million.

At March 31, 2005, Peoples Community had total assets of $910.2 million, deposits of $512.2 million and shareholders’ equity of $75.1 million.

Jerry Williams, President and Chief Executive Officer of Peoples Community stated, “We are very pleased to announce this merger with PFS and Peoples Federal.  This acquisition is consistent with our previously stated growth plans and provides Peoples Community with an opportunity to further expand in the Tri-State area.  With Peoples Federal we will now be well positioned to pursue other growth opportunities.  We look forward to welcoming Peoples Federal customers and employees.”

Mel Green, President and Chief Executive Officer of Peoples Federal stated, “We believe that this transaction will benefit our shareholders, customers, employees, and community.  Our customers can expect us to offer additional banking products and services and our employees will have the opportunity to grow and prosper as part of a larger company.  As part of Peoples Community we will be in a stronger competitive position in the years ahead.”

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of PFS shareholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation in the U.S.  The forward-looking statements in this press release speak only as of the date of the filing, and neither Peoples Community nor PFS assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

This document may be deemed to be solicitation material with respect to the proposed merger of Peoples Community and PFS.  PFS will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission.  Investors are urged to read these documents when they become available because they will contain important information.  Investors will be able to obtain these documents free of charge at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by Peoples Community will be available free of charge from the Secretary of Peoples Community Bancorp, Inc. at 6100 West Chester Road, West Chester, Ohio 45069, telephone (513) 870-3530 and documents filed with the SEC by PFS will be available free of charge from the Secretary of PFS Bancorp, Inc. at Second and Bridgeway Streets, Aurora, Indiana, 47001, telephone (812) 926-0631.  Peoples Community and PFS and their directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the merger.  Information about the directors and executive officers of Peoples Community and their ownership of Peoples Community common stock is set forth in the proxy statement filed by Peoples Community with the SEC dated January 14, 2005.  Information about the directors and executive officers of PFS and their ownership of PFS common stock is set forth in the proxy statement filed by PFS with the SEC dated April 7, 2005.  Stockholders of PFS should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the merger.

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